Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
July 29, 2015

CULLEN/FROST REPORTS SECOND QUARTER RESULTS

•	Average loans up 11.7 percent

•	Net income increases by 9.9 percent

•	Net interest margin up 6 basis points from first quarter

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported results for the second quarter of 2015, with solid increases in average loans and net interest income.

Separately, Cullen/Frost today announced an executive leadership team transition: Cullen/Frost Chairman and CEO Dick Evans will retire March 31, 2016. At that time, Cullen/Frost President Phillip D. Green will become chairman and CEO and replace Evans on the Cullen/Frost board of directors.

Cullen/Frost’s net income available to common shareholders for the second quarter of 2015 was $71.1 million, a 9.9 percent increase from second quarter of 2014 earnings of $64.7 million. On a per-share basis, net income was $1.11 per diluted common share, compared to $1.03 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.03 percent and 10.34 percent respectively, compared to 1.05 percent and 10.36 percent for the same period a year earlier.

For the second quarter of 2015, average deposits increased $2.5 billion, or 11.7 percent, to $23.7 billion, compared to the $21.2 billion reported for last year's second quarter. Average loans increased $1.2 billion, or 11.7 percent, to $11.3 billion, from the $10.1 billion reported for the second quarter a year earlier.

“I am pleased to report another good quarter for Cullen/Frost, as customers continue to respond to our value proposition and to the unique experience of doing business with Frost,” said Dick Evans, Cullen/Frost chairman and CEO. "Even with the lingering slowdown in the energy sector and a highly competitive lending environment, we increased average loans over the same quarter last year by double digits through our disciplined calling effort and our Western National Bank acquisition. We are staying in close contact with our energy clients in this low oil price environment.

“I am grateful for our dedicated employees, who add value to customer relationships and provide superior service and innovation. They ensure a consistent customer experience at Frost, and I appreciate their hard work and loyalty,” Evans continued.

"In April, Frost Bank received the highest ranking in customer satisfaction in Texas in the J.D. Power and Associates 2015 U.S. Retail Banking Satisfaction StudySM for the sixth consecutive year. Frost continues to set the bar for the industry in terms of excellence in customer satisfaction as we work continually to improve the customer experience across all regions of our company and across all platforms and touch points.

“Even with the challenges in the energy sector, the Texas economy is extraordinarily diversified and resilient, and construction continues to be strong, both in commercial and residential," Evans continued. “Jobs in Texas are expected to grow 1.2 percent this year compared to projected U.S. job growth of 2.0 percent. The June Texas unemployment rate of 4.2 percent is well below the national average of 5.3 percent.

"Capital levels remain strong, and we have plenty of liquidity as loans continue to increase. We have consistently paid a shareholder dividend and have increased the dividend annually for the past 22 years.

For the first six months of 2015, net income available to common shareholders was $141.2 million, or $2.22 per diluted common share, compared to $123.9 million, or $1.99 per diluted common share, for the first six months of 2014. Returns on average assets and average common equity for the first six months of 2015 were 1.02 percent and 10.34 percent, respectively, compared to 1.02 percent and 10.17 percent for the same period in 2014.

Noted financial data for the second quarter:

•
The Corporation acquired WNB Bancshares, Inc., the parent of Western National Bank -- with loans of $670.6 million and deposits of $1.6 billion -- at the close of business on May 30, 2014. These loans and deposits, and the results of operations, are included from the date of acquisition.

•
Tier 1 and Total Risk-Based Capital Ratios remained strong at 12.74 percent and 14.06 percent, respectively, at the end of the second quarter of 2015 and are in excess of well capitalized levels. The Common Equity Tier 1 ratio was 11.70 percent at June 30, 2015. The tangible common equity ratio was 7.60 percent at the end of the second quarter of 2015 compared to 7.57 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets. Frost’s current capital levels today would meet the fully phased-in Basel III requirements issued by the U.S. bank regulators.

•
Net interest income on a taxable-equivalent basis increased $20.9 million, or 10.5 percent, to $220.1 million, from the $199.3 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets. Solid deposit growth helped to fund the increase in the volume of earning assets. The net interest margin was 3.47 percent for the second quarter, a six basis point increase from the 3.41 reported in the first quarter of 2015 and a two basis point decrease from the 3.49 percent reported in the second quarter of 2014.

•
Non-interest income for the second quarter of 2015 was $79.0 million, a decrease of $168,000, compared to the $79.2 million reported a year earlier. Trust and investment management fees were $26.5 million, down $276,000, compared to $26.7 million in the second quarter of 2014. Most of the decrease was due to oil and gas fees, down $1.0 million, and securities lending fees, down $838,000. These decreases were offset, in part, by a $1.4 million increase in investment fees, which are generally assessed based on the market value of trust assets that are managed and held in custody. Other charges, commissions and fees were up $1.6 million to $10.1 million from the $8.6 million reported a year earlier, due mainly to capital market fees related to advisory services, up $1.0 million. Other income decreased $1.6 million to $7.3 million, due mainly to decreases in sundry and miscellaneous income, down $2.2 million and mineral interest income, down $955,000. These decreases were offset, in part, by a $1.6 million increase in public finance underwriting fees.

•
Non-interest expense for the quarter was $173.2 million, an increase of $9.3 million, or 5.7 percent, compared to the $163.9 million reported for the second quarter of last year. Salaries and wages rose $6.2 million, or 8.7 percent, to $76.6 million from an increase in the number of employees, partly related to the acquisition of WNB and normal annual merit and market increases. Employee benefits were up $2.5 million to $17.3 million from $14.8 million in last years second quarter. This increase was due to increases in our defined benefit retirement plans, up $1.3 million, payroll taxes, up $431,000, and 401(k) and profit sharing plans, up $333,000. Net occupancy rose $2.7 million, or 19.6 percent, to $16.4 million, from last year’s second quarter, impacted by our new operations and support center coming on-line during the second quarter of 2015, as well as, new branch locations and costs associated with the WNB acquisition. Other expense decreased $3.0 million or 6.6 percent, primarily from $4.8 million in expenses related to the WNB Bancshares acquisition in the second quarter of 2014. Offsetting this decrease from 2014 were increases in advertising expense, up $926,000, and guard service expense, up $435,000.

•
For the second quarter of 2015, the provision for possible loan losses was $2.9 million, compared to net charge-offs of $2.0 million. The loan loss provision for the second quarter of 2014 was $4.9 million, compared to net charge-offs of $1.8 million. Non-performing assets for the second quarter of 2015 were $52.4 million, compared to $59.6 million last quarter and $68.6 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2015 was 0.94 percent, compared to 0.94 percent last quarter and 0.92 percent at the end of the second quarter of 2014.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 29, 2015, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, August 2, 2015 at 855-859-2056, with Conference ID # 84054399. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the website, www.frostbank.com, scroll down to the bottom of the home page. Under Company Information, click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $27.8 billion in assets at June 30, 2015. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2015		2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr(1)	2nd Qtr(1)
CONDENSED INCOME STATEMENTS
Net interest income	$182,809	$180,703	$178,992	$177,641	$169,966
Net interest income (2)	220,131	216,702	212,627	208,253	199,263
Provision for loan losses	2,873	8,162	4,400	390	4,924
Non-interest income:
Trust and investment management fees	26,472	27,161	27,271	26,807	26,748
Service charges on deposit accounts	20,033	19,777	20,691	20,819	20,462
Insurance commissions and fees	10,130	14,635	10,818	11,348	9,823
Interchange and debit card transaction fees	4,917	4,643	4,783	4,719	4,627
Other charges, commissions and fees	10,113	8,441	9,619	9,804	8,550
Net gain (loss) on securities transactions	—	228	3	33	2
Other	7,317	8,330	9,457	7,332	8,938
Total non-interest income	78,982	83,215	82,642	80,862	79,150

Non-interest expense:
Salaries and wages	76,633	76,072	77,903	73,756	70,473
Employee benefits	17,339	20,227	13,318	14,639	14,806
Net occupancy	16,429	15,081	15,010	14,049	13,733
Furniture and equipment	15,649	15,534	15,849	16,078	15,207
Deposit insurance	3,563	3,613	3,549	3,421	3,145
Intangible amortization	849	894	996	1,052	783
Other	42,777	40,090	42,376	40,856	45,800
Total non-interest expense	173,239	171,511	169,001	163,851	163,947
Income before income taxes	85,679	84,245	88,233	94,262	80,245
Income taxes	12,602	12,082	15,529	16,881	13,541
Net income	73,077	72,163	72,704	77,381	66,704
Preferred stock dividends	2,015	2,016	2,016	2,016	2,015
Net income available to common shareholders	$71,062	$70,147	$70,688	$75,365	$64,689

PER COMMON SHARE DATA
Earnings per common share - basic	$1.12	$1.11	$1.12	$1.19	$1.04
Earnings per common share - diluted	1.11	1.10	1.11	1.18	1.03
Cash dividends per common share	0.53	0.51	0.51	0.51	0.51
Book value per common share at end of quarter	43.17	43.80	42.87	42.40	41.73

OUTSTANDING COMMON SHARES
Period-end common shares	63,180	63,164	63,149	63,058	62,951
Weighted-average common shares - basic	63,119	63,094	63,061	62,939	61,551
Dilutive effect of stock compensation	832	685	866	934	916
Weighted-average common shares - diluted	63,951	63,779	63,927	63,873	62,467

SELECTED ANNUALIZED RATIOS
Return on average assets	1.03%	1.02%	1.02%	1.12%	1.05%
Return on average common equity	10.34	10.34	10.36	11.29	10.36
Net interest income to average earning assets (2)	3.47	3.41	3.34	3.39	3.49

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been know as of the measurement date of the business combination.

(2) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2015		2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr(1)	2nd Qtr(1)
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$11,259	$11,073	$10,909	$10,611	$10,080
Earning assets	25,597	25,827	25,569	24,636	23,020
Total assets	27,677	27,936	27,599	26,592	24,829
Non-interest-bearing demand deposits	9,950	9,961	10,054	9,532	8,736
Interest-bearing deposits	13,741	13,951	13,639	13,216	12,481
Total deposits	23,691	23,912	23,693	22,748	21,217
Shareholders' equity	2,902	2,897	2,851	2,794	2,648

Period-End Balance:
Loans	$11,401	$11,215	$10,988	$10,747	$10,677
Earning assets	25,565	25,926	26,052	25,203	24,293
Goodwill and intangible assets	665	666	667	668	669
Total assets	27,782	28,159	28,278	27,371	26,525
Total deposits	23,841	24,150	24,136	23,491	22,517
Shareholders' equity	2,872	2,911	2,851	2,818	2,772
Adjusted shareholders' equity (2)	2,789	2,751	2,710	2,663	2,611

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$106,607	$105,708	$99,542	$98,312	$98,286
As a percentage of period-end loans	0.94%	0.94%	0.91%	0.91%	0.92%

Net charge-offs:	$1,974	$1,996	$3,170	$364	$1,794
Annualized as a percentage of average loans	0.07%	0.07%	0.12%	0.01%	0.07%

Non-performing assets:
Non-accrual loans	$50,053	$56,314	$59,925	$57,100	$59,631
Restructured loans	—	—	—	—	—
Foreclosed assets	2,381	3,293	5,251	5,866	8,935
Total	$52,434	$59,607	$65,176	$62,966	$68,566
As a percentage of:
Total loans and foreclosed assets	0.46%	0.53%	0.59%	0.59%	0.64%
Total assets	0.19%	0.21%	0.23%	0.23	0.26

CONSOLIDATED CAPITAL RATIOS (3)
Common Equity Tier 1 Risk-Based Capital Ratio (4)	11.70%	11.55%	N/A	N/A	N/A
Tier 1 Risk-Based Capital Ratio	12.74	12.60	13.67%	13.90%	13.82%
Total Risk-Based Capital Ratio	14.06	13.93	14.55	14.80	14.74
Leverage Ratio	8.07	7.89	8.16	8.27	8.65
Equity to Assets Ratio (period-end)	10.34	10.34	10.08	10.30	10.45
Equity to Assets Ratio (average)	10.48	10.37	10.33	10.51	10.66

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been know as of the measurement date of the business combination.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).
(3) Capital ratios in 2015 were calculated in accordance with the Basel III Capital Rules which became effective on January 1, 2015, subject to transition provisions. Capital ratios for prior periods were calculated in accordance with previous capital rules.

(4) The Common Equity Tier 1 Risk-Based Capital Ratio is a newly required ratio under the Basel III Capital Rules and represents common equity, net of any accumulated other comprehensive income (loss), less goodwill and intangible assets, net of any associated deferred tax liabilities, divided by risk-weighted assets, subject to transition provisions.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,
	2015	2014(1)
CONDENSED INCOME STATEMENTS

Net interest income	$363,512	$330,301
Net interest income (2)	436,834	387,057
Provision for loan losses	11,035	11,524
Non-interest income:
Trust and investment management fees	53,633	52,159
Service charges on deposit accounts	39,810	40,436
Insurance commissions and fees	24,765	22,949
Interchange and debit card transaction fees	9,560	8,870
Other charges, commissions and fees	18,554	16,757
Net gain (loss) on securities transactions	228	2
Other	15,647	15,467
Total non-interest income	162,197	156,640

Non-interest expense:
Salaries and wages	152,705	140,690
Employee benefits	37,566	32,194
Net occupancy	31,510	26,686
Furniture and equipment	31,183	30,160
Deposit insurance	7,176	6,262
Intangible amortization	1,743	1,472
Other	82,867	84,424
Total non-interest expense	344,750	321,888
Income before income taxes	169,924	153,529
Income taxes	24,684	25,637
Net income	145,240	127,892
Preferred stock dividends	4,031	4,031
Net income available to common shareholders	$141,209	$123,861

PER COMMON SHARE DATA
Earnings per common share - basic	$2.23	$2.01
Earnings per common share - diluted	2.22	1.99
Cash dividends per common share	1.04	1.01
Book value per common share at end of quarter	43.17	41.73

OUTSTANDING COMMON SHARES
Period-end common shares	63,180	62,951
Weighted-average common shares - basic	63,107	61,129
Dilutive effect of stock compensation	760	902
Weighted-average common shares - diluted	63,867	62,031

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.02%
Return on average common equity	10.34	10.17
Net interest income to average earning assets (2)	3.44	3.46

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been know as of the measurement date of the business combination.

(2) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2015	2014(1)
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$11,167	$9,830
Earning assets	25,711	22,632
Total assets	27,807	24,420
Non-interest-bearing demand deposits	9,955	8,446
Interest-bearing deposits	13,846	12,420
Total deposits	23,801	20,866
Shareholders' equity	2,899	2,601

Period-End Balance:
Loans	$11,401	$10,677
Earning assets	25,565	24,293
Goodwill and intangible assets	665	669
Total assets	27,782	26,525
Total deposits	23,841	22,517
Shareholders' equity	2,872	2,772
Adjusted shareholders' equity (2)	2,789	2,611

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$106,607	$98,286
As a percentage of period-end loans	0.94%	0.92%

Net charge-offs:	$3,970	$5,676
Annualized as a percentage of average loans	0.07%	0.12%

Non-performing assets:
Non-accrual loans	$50,053	$59,631
Restructured loans	—	—
Foreclosed assets	2,381	8,935
Total	$52,434	$68,566
As a percentage of:
Total loans and foreclosed assets	0.46%	0.64%
Total assets	0.19	0.26

CONSOLIDATED CAPITAL RATIOS (3)
Common Equity Tier 1 Risk-Based Capital Ratio (4)	11.70%	N/A
Tier 1 Risk-Based Capital Ratio	12.74%	13.82%
Total Risk-Based Capital Ratio	14.06	14.74
Leverage Ratio	8.07	8.65
Equity to Assets Ratio (period-end)	10.34	10.45
Equity to Assets Ratio (average)	10.43	10.65

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been know as of the measurement date of the business combination.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).
(3) Capital ratios in 2015 were calculated in accordance with the Basel III Capital Rules which became effective on January 1, 2015, subject to transition provisions. Capital ratios for prior periods were calculated in accordance with previous capital rules.

(4) The Common Equity Tier 1 Risk-Based Capital Ratio is a newly required ratio under the Basel III Capital Rules and represents common equity, net of any accumulated other comprehensive income (loss), less goodwill and intangible assets, net of any associated deferred tax liabilities, divided by risk-weighted assets, subject to transition provisions.